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FORM 3                                                  OMB APPROVAL
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                                             OMB Number                3235-0104
                                             Expires:             April 30, 1997
                                             Estimated average burden
                                             hours per response .............0.5
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

            INITITAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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 1. Name and Address of Reporting Person
     d'Orville                         Hans
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     (Last)                          (First)                         (MI)
     Wayne Interchange Plaza II, 155 Route 46 West
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                                    (Street)
     Wayne                         New Jersey                     07470
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                                     4/23/98
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 3. IRS or Social Security Number of Reporting Person (Voluntary)

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 4. Issuer Name and Ticket or Trading Symbol
                        Pick Communications Corp. (PICK)
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 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [ X  ]  Director                       [    ]  10% Owner
    [    ]  Officer (give title below)     [    ]  Other (specify below)

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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group

    [ X  ] Form filed by One Reporting Person
    [    ] Form filed by More than One Reporting Person

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TABLE I - Non-Derivative Securities Beneficially Owned
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
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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Common Stock, par value $.001    |          9,000            |          D(1)              |
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                                 |                           |                            |
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1. Held jointly with his wife,   |                           |                            |
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   Mehri Madarshahi              |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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
Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)

                                                                          (Over)
                                                                 SEC 1473 (8/92)
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

FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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                                                   |                    |
a) Stock Options                                   |      4/23/98       |     4/22/01
                                                   |                    |
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                                                   |                    |
b)                                                 |                    |
                                                   |                    |
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                                                   |                    |
c)                                                 |                    |
                                                   |                    |
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                                                   |                    |
d)                                                 |                    |
                                                   |                    |
=============================================================================================


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3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Ammount or  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
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                          |              |                           |                                   |
a) Common Stock           |   100,000    |          $0.99            |                 D                 |
                          |              |                           |                                   |
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                          |              |                           |                                   |
b)                        |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
c)                        |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
d)                        |              |                           |                                   |
                          |              |                           |                                   |
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                 /s/ HANS D'ORVILLE                                5/4/98
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            **Signature of Reporting Person                         Date


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                                                                 SEC 1473 (8/92)
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